PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:  Matt McNulty
          Chief Financial Officer                                 904/858-9100

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          PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR
                    THE FOURTH QUARTER AND FISCAL YEAR 2017

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; November 29, 2017 -

Fourth Quarter Operating Results for Fiscal year 2017.

The Company reported net income of $201,000, or $.06 per share (inclusive of $38,000, or $.01 per share, due to a reduced tax expense from stock option exercises in accordance with newly adopted accounting guidance), compared to net income of $2,088,000, or $.63 per share, in the same quarter last year. Last year's quarter included $779,000, or $.24 per share, from the gain on the sale of an easement at our Tampa, FL terminal.

Total revenues for the quarter were $27,910,000, down $2,481,000 from the same quarter last year. Transportation revenues (excluding fuel surcharges) were $26,107,000, down $2,775,000. Miles declined by 1,243,000, or 12%, to
9,292,000 versus 10,535,000 in the same quarter last year. The transportation revenue per mile increased by 2.5% partially offsetting the mileage decline.

The lower revenues in the quarter resulted from the impact of the business lost during the second quarter with a particular customer in a competitive bid and the transition of another customer to its privately owned fleet.
We have had some success at replacing this lost business and are focused on continuing to add business in markets where we can hire drivers.

We also experienced lower revenues in the quarter due to the impacts of Hurricanes Harvey and Irma as several terminals closed completely during the storm and for several days following some terminals were operating at less than full capacity.

Compensation and benefits decreased $415,000 due to fewer miles driven but were higher on a per mile basis as a result of the recent driver pay increase and higher training costs. Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $444,000 due to fewer miles driven and higher fuel surcharges.

Insurance and losses were up by $174,000 versus the same quarter last year due mainly to higher risk claims partially offset by lower health claims. SG&A was down $244,000 and corporate expenses were down by $153,000 due to no bonus compensation expense in the current year and lower head counts.

As a result, operating profit this quarter was $265,000 compared to $3,454,000 in the same quarter last year. Last year included $1,277,000 from the sale of the easement in Tampa, FL. Operating ratio was 99.1 this quarter versus a 92.8 in the same quarter last year excluding the gain on the Tampa easement sale.

Results for Fiscal year 2017.

The Company's net income was $1,829,000, or $.55 per share (inclusive of $427,000, or $.13 per share, due to a reduced tax expense from stock option exercises in accordance with newly adopted accounting guidance), compared to net income of $5,705,000, or $1.74 per share, last year. The prior year included $1,029,000, or $0.31 per share, of net income from the settlement of a claim with BP over the Deepwater Horizon event and $779,000, or $.24 per share, of net income from the sale of the easement in Tampa, FL.

Total revenues were $112,165,000, down $8,007,000 or 6.7% from last year. Transportation revenues (excluding fuel surcharges) were down $10,258,000, or 8.9%, to $105,334,000. Revenue miles declined by 4,884,000, or 11.4%, to
38,000,000 versus last year mostly attributable to (i) business loss in a competitive bid due to rates, (ii) privatization of a customer fleet and
(iii) the lower demand for gasoline in the earlier part of the fiscal year and (iv) Hurricanes Harvey and Irma. Transportation revenue per mile increased by 2.8% over last year which partially offset the reduced miles. Fuel surcharge revenues were up $2,251,000 to $6,831,000 due to higher diesel prices and the positive benefits of renegotiating fuel surcharge tables with several key customers last year.

Compensation and benefits decreased $2,960,000, or 5.8%, due to fewer miles driven partially offset by higher driver pay following the pay increase that went into effect June 30, 2017. Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $2,417,000, or 23%, due to fewer miles driven and higher fuel surcharges.

Insurance and losses were up $370,000 versus last year due mainly to increased risk and health claims. Depreciation increased $672,000 but was offset by lower repair and equipment leasing costs as we have continued to replace leased equipment from a prior acquisition with new equipment. SG&A was down $222,000 and corporate expenses were down by $235,000 due to no bonus compensation expense in the current year and lower legal fees.

As a result, operating profit was $2,372,000 compared to $7,790,000 last year. Last year's quarter included $1,277,000 from the sale of the easement in Tampa, FL. Operating ratio was 97.9 this year compared to 94.6 last year excluding the gain on the Tampa easement sale.

Summary and Outlook.

We continue to focus on adding new business to replace the loss of business that occurred mostly in the 2nd quarter. We have added significant pieces of new business throughout the fiscal year but not nearly enough to offset the losses. The latter part of the fourth quarter was mired in business interruption due to the impacts of Hurrricanes Harvey and Irma. However, our team performed very well during these crises and hopefully garnered goodwill with many of our customers as we worked through those challenges together.

The driver market remains very tight. The average driver count of 614 this quarter is flat against the 613 average driver count from the prior quarter signifying some stabilization. We have taken several steps to drive future growth in our driver count. We implemented a driver pay increase effective June 30, 2017 increasing base pay by 2.5% and awarding 2 additional vacation days. In this quarter we implemented a new driver trainer academy which not only elevates the position of driver trainer within our organization but incentivizes the trainer with compensation based on retention of the trainees. In the quarter the driver turnover rate improved 8.6 percentage points versus the prior quarter. We are focused on maintaining these trends as we work to grow our driver count and revenues.

Our management team is committed to running the business efficiently, measuring ourselves on equipment utilization and driver productivity, while still maintaining a high level of safety and customer satisfaction. We are currently in the process of selling excess equipment and reducing our overhead.

Management is committed to investing in our technology in order to set ourselves apart from our competition and improve efficiencies. We continue to upgrade our entire network infrastructure to provide more speed and reliability to the field and our customers and to implement several new software upgrades which we believe will enhance the employee experience, improve customer satisfaction and ultimately to reduce expenses and improve our bottom line results.

During the quarter, as a result of losing its anchor tenant, the Buyer terminated the contract for the purchase of our Tampa terminal facility ($10M sales price). We are continuing to actively market the property for sale.

We operate in many of the best markets in the country and are known as a top rated carrier in both safety and customer satisfaction. We are committed to focusing on revenue growth, safety, driver retention and customer satisfaction. We are confident that execution of that focus will enable us to improve our profitability. We benefit from and plan to maintain a strong balance sheet as we work to get back to our targeted operating ratio in the low to mid nineties.

Conference Call.

The Company will host a conference call on November 30, 2017 at 10:00 AM
(EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-800-311-9404 domestic or international at 1-334-323-7224 then enter pass code 9558. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab or at one of the following links (whichever is most compatible with your device or player) http://stream.conferenceamerica.com/pth113017 or http://stream.conferenceamerica.com/pth113017.m3u. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-919-4059 domestic or international 1-334-323-0140 then enter pass code 69584360. An audio archive can be accessed via the internet at http://archive.conferenceamerica.com/archivestream/pth113017.mp3.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.


            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)

                                 THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                    SEPTEMBER 30,             SEPTEMBER 30
                                 ------------------       -------------------
                                  2017        2016         2017         2016
                                 ------      ------       ------       ------
Revenues:
  Transportation revenues      $ 26,107      28,882    $ 105,334      115,592
  Fuel surcharges                 1,803       1,509        6,831        4,580
                                 ------      ------       ------       ------
Total revenues                   27,910      30,391      112,165      120,172

Cost of operations:
  Compensation and benefits      12,296      12,711       48,109       51,069
  Fuel expenses                   3,681       3,831       14,991       15,157
  Repairs & tires                 1,952       1,971        7,077        7,777
  Other operating                 1,274       1,255        4,418        4,719
  Insurance and losses            2,560       2,386       10,728       10,358
  Depreciation expense            2,334       2,352        9,542        8,870
  Rents, tags & utilities           841         981        3,384        3,834
  Sales, general &
    administrative                2,366       2,610        9,404        9,626
  Corporate expenses                505         658        2,711        2,946
  Gain on property sale               -      (1,277)           -       (1,277)
  Gain on equipment sales          (164)       (541)        (571)        (697)
                                 ------      ------       ------       ------
Total cost of operations         27,645      26,937      109,793      112,382
                                 ------      ------       ------       ------
Total operating profit              265       3,454        2,372        7,790

BP claim settlement                   -           -            -        1,687
Interest income and other             2           2            6            6
Interest expense                     (1)        (32)         (80)        (130)
                                 ------      ------       ------       ------

Income before income taxes          266       2,424        2,298        9,353
Provision for income taxes           65       1,336          469        3,648
                                 ------      ------       ------       ------

Net income                     $    201       2,088    $   1,829        5,705
                                 ======      ======       ======       ======

Comprehensive income           $    201       2,211    $   1,829        5,828
                                 ======      ======       ======       ======
Earnings per common share:
  Net Income -
    Basic                      $   0.06        0.63         0.55         1.74
    Diluted                    $   0.06        0.63         0.55         1.74

Number of shares (in
  thousands) used in computing:
    -basic earnings
     per common share             3,304       3,289        3,299        3,283
    -diluted earnings
     per common share             3,306       3,291        3,302        3,285